UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 16, 2015

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

General Mills, Inc. previously announced Project Century, a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. As part of this project, in the first quarter of fiscal 2016, we notified the union member employees and union representatives at our West Chicago, Illinois facility of our tentative decision, pending negotiations and consultation with the union, to close this plant to eliminate excess cereal and dry dinner capacity in our U.S. Retail supply chain. If implemented, this action could affect approximately 500 positions. We expect to incur charges of approximately $70 million in fiscal 2016, including approximately $44 million of severance expense and $26 million of additional expense, primarily fixed asset write-offs. We expect this action to be completed by the end of fiscal 2019 with a total cost of approximately $120 million, of which approximately $52 million will be cash.

Also as part of Project Century, we notified the employees at our snacks manufacturing facility in Joplin, Missouri of our decision to close this plant in our U.S. Retail supply chain. This action will affect approximately 120 positions. We expect to incur charges of approximately $11 million in fiscal 2016, including approximately $2 million of severance expense and $9 million of additional expense, primarily fixed asset write-offs. We expect this action to be completed by the end of fiscal 2018 with a total cost of approximately $12 million, of which approximately $5 million will be cash.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

July 16, 2015	By:	Richard C. Allendorf

Name: Richard C. Allendorf
Title: Senior Vice President, General Counsel and Secretary